Exhibit 21.1

Subsidiaries of the Registrant

	State or Other Jurisdiction of Incorporation	Percentage Ownership
Parent
New England Bancshares, Inc.	Maryland

Subsidiary
Enfield Federal Savings and Loan Association	United States	100%

New England Bancshares Acquisition, Inc.	Connecticut	100%